EXHIBIT 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion and analysis should be read together with the unaudited financial statements and related notes and our pro forma financial information included in this Current Report on Form 8-K/A. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in our filings with the Securities and Exchange Commission. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we”, “us”, “our”, the “Company” and “SunCommon” are intended to mean the business and operations of SolarCommunities, Inc. and its consolidated subsidiaries prior to the completed business acquisition by iSun, Inc. (“iSun”) completed on October 1, 2021 (the “Business Acquisition”).

Overview

SolarCommunities, Inc. (SunCommon) was formed as a Vermont benefit corporation in 2011.  SunCommon sells solar power systems to Vermont homeowners and business owners with minimal or no up-front cost through innovative marketing techniques. SunCommon’s goal is to dramatically increase solar energy production in Vermont by making it more affordable and accessible.

During 2018, the Company acquired Hudson Valley Clean Energy, Inc. and its wholly owned subsidiary, Hudson Solar Services, LLC (collectively referred to as “Hudson Solar”). Hudson Solar now operates under the SunCommon brand name and provides similar services, as described below, to residential and commercial customers in New York’s Hudson Valley and Albany Capital District.

The aforementioned companies generate revenue and profit from three primary sources: (i) direct sale of solar arrays, heat pumps and battery storage systems to residential and commercial customers, (ii) direct sale of community solar arrays to third parties, and (iii) sale of power generated by community solar arrays owned by the Company to residential and commercial customers. For direct sales, the Company buys solar panels, heat pumps, batteries and related equipment, procures permits and other regulatory approvals, designs and engineers the systems, and completes the installation and related site work with its own staff or sub-contractors.  For sale of power generated by community solar arrays, in addition to the above services, the Company also sells and administers the participation agreements with individual off-takers.

Community solar arrays (CSAs) operate under Vermont’s and New York’s group net metering regulations.  The Company has developed a portfolio of CSAs in Vermont and New York, which are owned by single-member limited liability companies (LLCs) (“project entities”).  The Company has sold a number of these project entities to third parties upon commissioning, at which time all membership units of the project entity, which owns the CSA, are transferred to the third parties.  The Company’s CSA-related activities include the acquisition of land easements, permitting and related site work, engineering, procurement, contracting for construction of the arrays, as well as securing participation agreements with individual consumers of the solar power to be generated by the array.  Once operational, the Company may also provide administrative, operating and maintenance services for the CSA owners under separate arrangements.

COVID-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic.  Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses.  The coronavirus and actions taken to mitigate it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the geographical area in which the Company operates.  While it is unknown how long these conditions will last and what the complete financial effect will be to the Company, the Company was negatively impacted in 2020.

In response to state mandates, the Company shut down all new construction in both Vermont and New York in late March 2020, and temporarily furloughed approximately 90% of its staff in early April. The Company resumed operations and recalled most of its staff in late May when the state construction bans were lifted.  The Company suffered a decline in year over year revenue and significant operating losses in the second quarter as a result of the shutdown. The unexpected operating losses stemming from the pandemic strained the Company’s balance sheet in April and May.  Accounts receivable declined significantly with no new installations, and accounts payable increased as the Company deferred payment on vendor invoices.  The Company relied heavily on its line of credit from Citizens Bank during this period.  In April and May, the Company defaulted on a financial covenant on this line of credit but received a waiver from Citizens Bank based in part on pending funding of a loan under the PPP (see Note F). Prior to December 31, 2020, the Company paid off the line of credit balance in full.

Order volume rebounded faster than expected in the later part of the second quarter, and as a result, the Company sustained monthly operating profits from June through year end.  The sum of these monthly profits, however, was not sufficient to overcome the pandemic related losses from the second quarter, and the Company therefore realized an operating loss on a 20% decline in net revenue for the full year.

Results of Operations –Three Months Ended September 30, 2021 Compared to Three Months Ended September 30, 2020

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of net sales for the three months ended September 30, 2021 compared to the three months ended September 30, 2020.

	September 30, 2021 (thousands)	September 30, 2020 (thousands)
Earned revenue	$8,826	$10,010
Cost of earned revenue	7,854	6,495
Gross profit	972	3,515
Selling, general and administrative expenses	3,766	2,696
Total operating expenses	3,766	2,696
Operating (loss)/income	(1,637)	818

Other (income)/expenses
Interest (income)/expense	(35)	31
Other (income)/expense	(21)	6
	(56)	37
(Loss)/income before income taxes	(2,738)	782
Provision for income taxes	3	4

Net (loss)/income	$(2,741)	$778

Earned Revenue. Earned revenue decreased by $1.2 million from $10.0 million during the three-month period ended September 30, 2020 to $8.8 million during the three-month period ended September 30, 2021 representing a decline of 12% for the comparable periods. The primary reason of the decrease in earned revenue is the impact of the COVID pandemic on the sales process and the supply chain. We operate primarily in the residential installation segment of the solar industry which was impact by the inability to engage directly with the end customer. In addition, the delays experienced in the delivery of materials impacted the execution of customers orders which led to a decrease in the overall earned revenue. Demand remains strong evident by residential customer orders of $22.1 million and commercial contracts of $6.7 million at September 30, 2021 and we anticipate installation of those projects over the next 4 to 6 months.

Cost of Earned Revenue. Cost of earned revenue increased by approximately $1.4 million from $6.5 million in the third quarter of 2020 to $8.3 million in the third quarter of 2021, which was driven primarily by an increase in material and commodity pricing. Materials are purchased on a short-term basis based on customer demand and impacted by the significant increase in costs during the three months ended September 30, 2021.

Gross Profit. Gross profit decreased $1.4 million from $3.5 million in the third quarter of 2020 to $1.0 million in the third quarter of 2021. As a percent of net sales, gross profit was 11.0% in the third quarter of 2021, which represents a decrease from 35.1% in the third quarter of 2020. A few primary factors contribute to the decrease in profitability were the increase in materials, labor inefficiencies and supply chain delays.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.1 million from approximately $2.7 million in the third quarter of 2020 to $3.8 million in the third quarter of 2021. SunCommon increased its spend with respect to its marketing efforts including digital media and advertising in the third quarter of 2021 compared to the same period in 2020 in line with its growth plans.

Net Income. Operating income decreased by $3.6 million from $0.8 million in the third quarter of 2020 to ($2.8) million in the third quarter of 2021 and is primarily attributable to the Company’s decrease in gross profit and an increase professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense.

Results of Operations –Nine Months Ended September 30, 2021 Compared to Nine Months Ended September 30, 2020

The following table sets forth selected items in our consolidated financial data in dollar amounts and as a percentage of net sales for the nine months ended September 30, 2021 compared to the three months ended September 30, 2020.

	September 30, 2021 (thousands)	September 30, 2020 (thousands)
Earned revenue	$23,746	$21,399
Cost of earned revenue	18,812	14,839
Gross profit	4,934	6,560
Selling, general and administrative expenses	9,365	7,863
Total operating expenses	9,365	7,863
Operating loss	(4,431)	(1,303)

Other (income)/expenses
Interest expense	85	130
Other (income)/expense	(21)	135
	64	265
Loss before income taxes	(4,495)	(1,568)
Provision for income taxes	3	4

Net loss	$(4,498)	$(1,572)

Earned Revenue. Earned revenue increased by $2.3 million from $21.4 million during the nine-month period ended September 30, 2020 to $23.7 million during the three-month period ended September 30, 2021 representing an increase of 11% for the comparable periods. The primary reason for the increase in earned revenue is the demand for installations in the first half of 2021. We operate primarily in the residential installation segment of the solar industry and many projects were delayed during due to the COVID pandemic in the prior year. Demand remains strong evident by residential customer orders of $22.1 million and commercial contracts of $6.7 million at September 30, 2021 and we anticipate installation of those projects over the next 4 to 6 months.

Cost of Earned Revenue. Cost of earned revenue increased by approximately $4.0 million from $14.8 million in the third quarter of 2020 to $18.8 million in the third quarter of 2021, which was driven primarily by an increase in material and commodity pricing. Materials are purchased on a short-term basis based on customer demand and impacted by the significant increase in costs during the nine months ended September 30, 2021.

Gross Profit. Gross profit decreased $1.6 million from $6.5 million in the third quarter of 2020 to $4.9 million in the third quarter of 2021. As a percent of net sales, gross profit was 20.8% in the third quarter of 2021, which represents a decrease from 30.7% in the third quarter of 2020. A few primary factors contribute to the decrease in profitability were the increase in materials, labor inefficiencies and supply chain delays.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $1.5 million from approximately $7.9 million in the third quarter of 2020 to $9.4 million in the third quarter of 2021. SunCommon increased its spend with respect to its marketing efforts including digital media and advertising in the third quarter of 2021 compared to the same period in 2020 in line with its growth plans.

Net Loss. Net loss increased by $2.9 million from $1.6 million in the third quarter of 2020 to $4.5 million in the third quarter of 2021 and is primarily attributable to the Company’s decrease in gross profit and an increase professional service, consulting, and legal expenses related to the Company’s Business Combination paired with increased selling and marketing expenses as well as increased operations expense.

Non-GAAP Financial Measures

We use non-GAAP financial information and believe it is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in operating results, and provide additional insight on how the management team evaluates the business. Our management team uses EBITDA to make operating and strategic decisions, evaluate performance and comply with indebtedness related reporting requirements. Below are details on this non-GAAP measure and the non-GAAP adjustments that the management team makes in the definition of EBITDA. We believe this non-GAAP measure should be considered along with net income (loss), the most closely related GAAP financial measure. Reconciliations between EBITDA and net income are below, and discussion regarding underlying GAAP results throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

EBITDA. SunCommon defines EBITDA as net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization.

The table below provides a reconciliation of EBITDA to its most directly comparable GAAP measure, which is net income (loss), for the three months ended September 30, 2021 and 2020 and the nine months ended September 30, 2021 and 2020.

	Three Month Period Ended	Three Month Period Ended	Nine Month Period Ended	Nine Month Period Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
(In thousands)
Net income (loss)	$(2,741)	$782	$(4,498)	$(1,572)
Interest expense	(35)	31	85	130
Income tax expense (benefit)	3	4	3	4
Depreciation and amortization	431	46	477	139
EBITDA	$(2,342)	$859	$(3,933)	$(1,299)

EBITDA. SunCommon achieved EBITDA of ($2.3) million in the third quarter of 2021 compared to $0.9 million in the third quarter of 2020 and, with respect to the nine-month periods ended September 30, 2021 and 2020, EBITDA decreased by $2.7 million. Both periods in 2021 were each negatively influenced by certain non-recurring expenses primarily related to the Business Combination and related transaction. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Liquidity and Capital Resources

Overview. SunCommon has historically funded its operations with cash flow from operations, equity capital raises, and note payable agreements from shareholders and private investors, in addition to bank loans. SunCommon’s principal uses of cash have been debt service, capital expenditures and working capital, and funding operations. For the nine months ended September 30, 2021, the Company has incurred a net operating loss of $4.5 million and used cash in its operations of $3.4 million. As of September 30, 2021 and December 31, 2020, the Company had a working capital deficit of $6.3 million and a working capital surplus of $0.25 million, respectively. The working capital deficit is driven in large part by the effect of a PPP loans that was previously classified as long-term debt and an increase in the revolving line of credit.

In connection with the consummation of the Business Combination, on October 1, 2021, the Company paid the line of credit in full and secured an additional revolving line of credit in the amount of $3.0 million from the Parent Company. Following the Closing of the transactions contemplated by the Business Combination Agreement, SunCommon received notification that $2.0 million in PPP funds were forgiven. The Company believes that $3.0 million availability from the revolving line of credit and the anticipated forgiveness of an additional $2.5 million in PPP funds will provide sufficient cash flow to support operations.

Net Cash provided by (used in) Operating Activities. Net cash used in operating activities was $3.4 million for the nine months ended September 30, 2021. Net cash provided by operating activities was $0.5 million for the year ended December 31, 2020. This decrease is primarily attributable to the $4.5 million net loss and increase in accounts receivable of $1.1 million for the nine months ended September 30, 2021.

Net Cash provided by (used in) Investing Activities. Net cash used in investing activities increased to $1.2 million for the nine months ended September 30, 2021 compared to $1.6 million in the year ended December 31, 2020. The increase is related to the timing of ordinary course capital expenditures in support of the Company’s installation and sales operations.

Net Cash provided by (used in) Financing Activities. Net cash provided by operating activities generated $5.2 million in cash for the Company for the nine months ended September 30, 2021. In the year ended December 31, 2020, the Company used cash in financing activities of $0.1 million. In the nine months ended September 30 2021, the Company generated cash from financing activities of $5.2 million from a combination of PPP loan and new debt acquired for the purchase of property and equipment.

Certain Factors Affecting Our Performance

SunCommon’s management believes that the Company’s future performance will depend on many factors, including the following:

Ability to Expand Brand Recognition in both Online and Traditional Marketing Channels. SunCommon is currently growing its consumer base through both paid and organic means both online as well as by expanding its presence in new geographic regions. The Company’s online consumer acquisition program includes paid and unpaid social media, search, and display media.

Ability to Acquire and Retain Consumers at a Reasonable Cost. SunCommon’s management believes an ability to consistently acquire and retain consumers at a reasonable cost relative to projected life-time value will be a key factor affecting future performance. To accomplish this goal, SunCommon intends to strategically allocate advertising spend between online and offline channels favoring digital media, as well as emphasizing more targeted and measurable “direct response” digital marketing spend with advertising focused on increasing consumer awareness and driving trial.

Ability to Drive Repeat Usage of Our Products. SunCommon accrues substantial economic value from repeat consumers as additional advancement energy use innovation occurs. The pace of SunCommon’s growth rate will be affected by the repeat usage dynamics of existing and newly acquired customers.

Ability to Expand Gross Margins. SunCommon’s overall profitability will be impacted by its ability to expand gross margins through effective sourcing of materials, controlling labor and shipping costs, as well as optimizing capital expenditures related to installation equipment.

Ability to Expand Operating Margins. The Company’s ability to expand operating margins will be impacted by its ability to effectively manage its fixed and variable operating expenses as net sales increase.

Ability to Manage Supply Chain In-line with Demand. SunCommon’s ability to grow and meet future demand will be affected by its ability to effectively plan for and source inventory from a variety of suppliers located inside and outside the United States.

Ability to Optimize Key Components of Working Capital. SunCommon’s ability to reduce cash burn in the near-term and eventually generate positive cash flow will be partially impacted by the Company’s ability to effectively manage the key components of working capital which have a direct impact on the cash conversion cycle.

Seasonality. Given the concentration in the Northeast, SunCommon’s revenue stream is impacted by seasonal weather fluctuations due to the limited ability for installation during hazardous weather conditions.

Key Financial Definitions

Earned revenue. earned revenue consists primarily of product installations to SunCommon’s customers less cost of financing activities, slotting fees and other sales credits and adjustments.

Cost of revenue earned.  Cost of revenue earned consists primarily of the costs SunCommon pays for materials (panels, racking and invertors), labor, and overhead at SunCommon’s facility.

Gross profit. Gross profit is earned revenues less costs of  revenue earned.

Operating expenses. Operating expenses consist primarily of selling and marketing expenses, general and administrative expenses, operations expenses, depreciation and amortization and other expenses. Selling and marketing expenses are comprised of advertising and marketing costs, broker commissions, sales consultants, and e-commerce platform fees. Operations expense is principally freight and postage associated with shipping, handling, and fulfillment of products from SunCommon’s locations to the customer, as well as expenses associated with SunCommon’s warehouse and fulfillment teams. General and administrative expenses are comprised of expenses associated with corporate and administrative functions that support SunCommon’s business, including fees for employee salaries, professional services, insurance and other general corporate expenses. We expect our general and administrative fees to increase as we incur additional legal, accounting, insurance and other expenses associated with being a public company. Salaries and wages is mostly comprised of compensation and benefits, payroll taxes, payroll processing fees, independent contractor fees, and severances, in all cases related to non-production employees.

Depreciation and amortization. Depreciation and amortization costs consist of costs associated with the depreciation of fixed assets and capitalized leasehold improvements and amortization of intangible assets.

Income from operations.  Operating income (loss) reflects gross profit less operating expenses.

Other income (expense). Other income (expense) consists of interest expense, and other non-operating related income and expense.

Income tax expense (benefit). Income tax expense (benefit) includes current and deferred federal tax expenses, as well as state and local income taxes. See “— Critical Accounting Policies — Income taxes.”

Net income (loss). Net income (loss) consists of income from operations less income tax expense plus income tax (benefit).

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Quantitative and Qualitative Disclosures of Market Risks

SunCommon’s future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates.

Concentration of credit risk. The balance sheet items that potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, and accounts payable. The Company continuously evaluates the credit worthiness of its customers’ financial condition and generally does not require collateral. The Company maintains cash balances in bank accounts that may, at times, exceed Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. The Company incurred no losses from such accounts and management considers the risk of loss to be minimal. As of September 30, 2021, the Company had no cash balances in excess of FDIC coverage limits.

Interest rate risk. SunCommon is subject to interest rate risk in connection with borrowing based on a variable interest rate. Derivative financial instruments, such as interest rate swap agreements and interest rate cap agreements, are not currently but may be used for the purpose of managing fluctuating interest rate exposures that exist from SunCommon’s variable rate debt obligations that are expected to remain outstanding. Interest rate changes do not affect the market value of such debt, but could impact the amount of SunCommon’s interest payments, and accordingly, SunCommon’s future earnings and cash flows, assuming other factors are held constant. Additionally, changes in prevailing market interest rates may affect SunCommon’s ability to refinance existing debt or secure new debt financing.

Inflation risk. While inflation may impact SunCommon’s revenue and cost of services and products, SunCommon believes the effects of inflation, if any, on its results of operations and financial condition have not been significant. However, there can be no assurance that its results of operations and financial condition will not be materially impacted by inflation in the future.

Critical Accounting Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements which have been prepared in accordance with U.S. GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and comprehensive net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during, and as of, the reporting periods. These estimates, assumptions, and judgments are necessary and are made based on our historical experience, market trends and on other assumptions and factors that we believe to be reasonable under the circumstances because future events and their effects on our results of operations and value of our assets cannot be determined with certainty. These estimates may change as new events occur or additional information is obtained. We may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates or assumptions.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Accounts Receivable and Allowance for Doubtful Accounts. Accounts receivable consist of amounts billed to customers but not yet collected, unbilled receivables consist of revenue recognized in excess of amounts billed to customers related to projects completed but not yet invoiced in full.  Accounts receivable and unbilled receivables are stated at the amount the Company expects to collect.  The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  Management considers the following factors when determining the collectability of specific customer accounts: customer creditworthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms.  If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management’s assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance.  Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

Revenue Recognition. (Topic 606), along with several related ASUs, which provides a robust framework for addressing revenue recognition issues and replaces almost all existing revenue recognition guidance, including industry-specific guidance, in current U.S. generally accepted accounting principles. Effective January 1, 2020, the Company adopted the new revenue recognition guidance which provides a single framework in which revenue is required to be recognized to depict the transfer of goods or services to customers in amounts that reflect the consideration to which a company expects to be entitled in exchange for those goods or services. The adoption of this guidance did not result in any significant impact to the consolidated financial statements.

Revenues recognized over time

Revenue recognized over time primarily consists of the commercial solar installations and community solar arrays built for predetermined buyers of the related project entities, residential solar, heat pump and battery storage system installations, which collectively accounted for 95% and 85% of total net revenue in 2020 and 2019, respectively. Substantially all related contract revenue is recognized over time, because control is transferred continuously to customers. Typically, revenue is recognized over time using costs incurred to date relative to total estimated costs at completion to measure progress toward satisfying the performance obligation. Incurred costs represent work performed, which corresponds with, and thereby best depicts, the transfer of control to the customer.  Contract costs include all direct labor, material, subcontract and equipment costs.

The amount of consideration expected to be received and revenue recognized varies based on cash discounts offered to customers and financing fees incurred on behalf of the customer. Revenue is recorded net of these cash discounts and financing fees which were approximately $993,000 and $1,628,000 in 2020 and 2019, respectively.

Contracts are often modified for a change in scope or other requirements. The Company considers contract modifications to exist when the modification either creates new or changes the existing enforceable rights and obligations. Most of the Company’s contract modifications are for the goods or services that are not distinct from the existing performance obligations. The effect of contract modification on the transaction price, and the measure of progress for the performance obligation to which it relates, is recognized as an adjustment to revenue (either as an increase or decrease) on a cumulative catch-up basis.

Accounting for these contracts involves the use of various techniques to estimate total contract revenue and costs. The Company estimates the profit on a contract as the difference between the total estimated revenue and expected costs to complete a contract and recognizes that profit over the life of the contract.  Contract estimates are based on various assumptions to project the outcome of future events over the course of the contract. These assumptions include labor productivity and availability, the complexity of the work to be performed, the cost and availability of materials, and the performance of subcontractors.

As a significant change in one or more of these estimates could affect the profitability of the Company’s contracts, the Company reviews and updates contract-related estimates regularly. The Company recognizes adjustments in estimated profit on contracts under the cumulative catch-up method. Under this method, the impact of the adjustment on profit recorded to date on a contract is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, the total loss is recognized in the period it is identified.

Billing practices for the Company's contracts noted above are governed by the contract terms of each project based on either achievement of milestones or pre-agreed schedules. Billings do not necessarily correlate with revenue recognized under the cost-to-cost method (formerly known as the percentage-of-completion method). The Company records contract assets and contract liabilities to account for these differences in timing.
The contract asset, “Costs and estimated earnings in excess of billings on uncompleted contracts”, arises when the Company recognizes revenues for services performed under its contracts, but the Company is not yet entitled to bill the customer under the terms of the contract. Amounts billed to customers are excluded from this asset and are reflected on the consolidated balance sheets as “Accounts receivable." Included in costs and estimated earnings on uncompleted contracts are amounts the Company seeks or will seek to collect from customers or others for (i) errors, (ii) changes in contract specifications or design, (iii) contract change orders in dispute, unapproved as to scope and price, or (iv) other customer-related causes of unanticipated additional contracts costs (such as claims). Such amounts are recorded to the extent that the amount can be reasonably estimated, and recovery is probable.

The contract liability, “Billings in excess of costs and estimated earnings on uncompleted contracts”, represents the Company’s obligation to transfer goods or services to a customer for which the Company has been paid by the customer or for which the Company has billed the customer under the terms of the contract. Revenue for future services reflected in this account are recognized, and the liability is reduced, as the Company subsequently satisfies the performance obligation under the contract.

Other community solar array projects
Consists of CSA projects whereby the Company forms an LLC, constructs an array, and sells the related solar equipment to various CSA customers who commit to becoming members of the related LLC project entity.  The customers are not identified prior to commencement of the project.  Revenues under these arrangements are recognized when control of the solar equipment is transferred to customers. Total community solar array revenue accounted for approximately 4% and 13% of total net revenue in 2020 and 2019, respectively.  The Company assigns membership interests in the LLC to the buyers of the related solar equipment when the array is placed in service.  Related contract costs include all direct labor, material, subcontract and equipment costs.  Contract costs incurred for unsold portions of the array are reported as inventory.

Other revenues
Each of the wholly owned CSAs has entered into group net metering arrangements with individual subscribers (“participation agreements”) for a fixed monthly fee. These participation agreements allow subscribers to receive a credit on the monthly electric bill received from their utility for the value of their contracted portion of the array’s output. The Company records the revenue on a straight-line basis. The Company guarantees the performance of these CSA’s at specified aggregate levels over the term of the customer participation agreements, with monetary remedies payable to customers if performance levels are not attained. These performance guarantees are considered to be separate performance obligations, but performance under these guarantees is not expected to be material and therefore no consideration was allocated to these performance obligations.   The Company also contracts with certain CSA project entities and commercial customers to provide ongoing operating and maintenance services, and certain administrative functions including billing and customer service on behalf of the entity.  The Company also secures participation agreements and provides other services in connection with various agreements.
Maintenance and administrative revenue is recognized using the input method to recognize revenue. In most cases, maintenance and administrative fees are fixed annual fees. Because the Company is on-site to perform maintenance services, the services are typically a distinct series of promises, and those services have the same pattern of transfer to the customer (i.e., evenly over time), the Company records the revenue on a straight-line basis. Administrative billing services are provided on a monthly basis and revenue is recorded on a straight-line basis.

Inventory. Inventories consist of component materials stated at lower of cost or net realizable value determined using the standard cost method. The Company reviews the value of items in inventory and provides write-downs and write-offs of inventory based on items no longer being utilized in operations, damaged, short-dated, or expired. Write-down and write-offs are included in cost of goods sold.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of net assets of the business acquired. The Company follows accounting guidance which allows for accounting alternatives related to the identified intangible assets recognized in the accounting for a business combination and for the subsequent measurement of goodwill for non-public entities. Companies that elect these alternatives would not separately recognize intangible assets that would otherwise arise from non-compete agreements or customer-related intangible assets that cannot be separately sold or licensed and amortize goodwill on a straight-line basis over its remaining useful life, which was determined to be ten years. Under these alternatives, the value of customer-related and non-compete agreements is included in goodwill. In 2020, the Company adopted ASU 2021-03, Accounting Alternatives for Evaluating Triggering Events, which allows goodwill to be reviewed for impairment at the entity level at year-end when circumstances indicate that the carrying value may not be recoverable.

Reporting Unit Analysis

The Company presents a single segment for purposes of financial reporting and prepared its consolidated financial statements upon that basis. The Company considered ASC 350-20-35-35 related to reporting unit determination and the aggregation of components into one reporting unit.

The economic characteristics considered were whether:

1)	The nature of the products and services are similar
2)	The type of class of customer for products and services are similar
3)	The methods used to distribute the products or provide the services are similar
4)	The manner in which an entity operates and the nature of those operations is similar

Currently, the Company has one reporting unit due to the similarity of its components when evaluated against the aforementioned economic characteristics.

Income Taxes. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The accounting standard on accounting for uncertainty in income taxes addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements.  Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement.

Interest and penalties associated with unrecognized tax benefits, if any, are classified as additional income taxes in the consolidated statements of operations.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10, Income Taxes, provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10, Income Taxes, applies a two-step process to determine the amount of tax benefit to be recognized in the consolidated financial statements. First, the Company must determine whether any amount of tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized for tax positions that qualify for recognition. No additional liabilities have been recognized. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.